Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                           THOMAS & BETTS CORPORATION,


                            T&B ACQUISITION II CORP.

                                       and

                            THE LAMSON & SESSIONS CO.


                                   dated as of


                                 August 15, 2007



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                                                 TABLE OF CONTENTS

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                                                                                                        Page
                                                                                                        ----


                                                     ARTICLE I

                                                    THE MERGER


Section 1.1       The Merger..............................................................................1
Section 1.2       Closing.................................................................................1
Section 1.3       Effective Time..........................................................................1
Section 1.4       Effect of the Merger....................................................................2
Section 1.5       Articles of Incorporation; Code of Regulations..........................................2
Section 1.6       Directors and Officers of the Surviving Corporation.....................................2

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                                                    ARTICLE II

                                       EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1       Effect on Capital Stock.................................................................2
Section 2.2       Payment; Surrender of Shares; Stock Transfer Books......................................3
Section 2.3       Treatment of Stock Plans................................................................5
Section 2.4       Dissenting Shares.......................................................................6
Section 2.5       Subsequent Actions......................................................................7
Section 2.6       Adjustments.............................................................................7
Section 2.7       Lost Certificates.......................................................................7

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                                                    ARTICLE III

                                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1       Organization............................................................................7
Section 3.2       Authorization; Validity of Agreement; Company Action....................................8
Section 3.3       Consents and Approvals; No Violations...................................................9
Section 3.4       Capitalization..........................................................................9
Section 3.5       SEC Reports and Financial Statements...................................................10
Section 3.6       Absence of Certain Changes.............................................................12
Section 3.7       No Undisclosed Material Liabilities....................................................12
Section 3.8       Compliance with Laws and Court Orders..................................................12
Section 3.9       Material Contracts.....................................................................13
Section 3.10      Information Supplied...................................................................14
Section 3.11      Litigation.............................................................................14
Section 3.12      Labor Matters..........................................................................15
Section 3.13      Employee Compensation and Benefit Plans; ERISA.........................................15
Section 3.14      Properties.............................................................................17
Section 3.15      Intellectual Property..................................................................18
Section 3.16      Environmental Laws.....................................................................19
Section 3.17      Taxes..................................................................................20
Section 3.18      Opinion of Financial Advisor...........................................................21
Section 3.19      Brokers or Finders.....................................................................21
Section 3.20      State Takeover Statutes................................................................21
Section 3.21      The Company Rights Agreement...........................................................21
Section 3.22      No Other Representations or Warranties.................................................21

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                                      -i-
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                                                    ARTICLE IV

                                          REPRESENTATIONS AND WARRANTIES
                                             OF PARENT AND MERGER SUB

Section 4.1       Organization...........................................................................22
Section 4.2       Authorization; Validity of Agreement; Necessary Action.................................22
Section 4.3       Consents and Approvals; No Violations..................................................22
Section 4.4       Ownership of Common Stock..............................................................23
Section 4.5       Information Supplied...................................................................23
Section 4.6       Financing..............................................................................23
Section 4.7       No Prior Activities....................................................................23
Section 4.8       Disclaimer of Warranties...............................................................23

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                                                     ARTICLE V

                                                     COVENANTS

Section 5.1       Interim Operations of the Company......................................................24
Section 5.2       No Solicitation by the Company.........................................................26

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                                                    ARTICLE VI

                                               ADDITIONAL AGREEMENTS

Section 6.1       Preparation of Proxy Statement.........................................................28
Section 6.2       Shareholders Meeting...................................................................29
Section 6.3       Commercially Reasonable Efforts........................................................29
Section 6.4       Notification of Certain Matters........................................................30
Section 6.5       Access; Confidentiality................................................................31
Section 6.6       Publicity..............................................................................31
Section 6.7       Indemnification; Directors' and Officers' Insurance....................................31
Section 6.8       Merger Sub Compliance..................................................................33
Section 6.9       Employee Matters.......................................................................33
Section 6.10      Repayment of Indebtedness..............................................................34

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                                                    ARTICLE VII

                                               CONDITIONS PRECEDENT

Section 7.1       Conditions to Each Party's Obligation to Effect the Merger.............................34
Section 7.2       Conditions to Obligations of Parent and Merger Sub.....................................34
Section 7.3       Conditions to Obligations of the Company...............................................35
Section 7.4       Frustration of Closing Conditions......................................................36

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                                      -ii-
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                                                   ARTICLE VIII

                                                    TERMINATION

Section 8.1       Termination............................................................................36
Section 8.2       Effect of Termination..................................................................37

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                                                    ARTICLE IX

                                                   MISCELLANEOUS

Section 9.1       Amendment and Modification.............................................................39
Section 9.2       Non-survival of Representations and Warranties.........................................39
Section 9.3       Expenses...............................................................................39
Section 9.4       Notices................................................................................39
Section 9.5       Counterparts...........................................................................40
Section 9.6       Entire Agreement; No Third Party Beneficiaries.........................................41
Section 9.7       Severability...........................................................................41
Section 9.8       Governing Law..........................................................................41
Section 9.9       Assignment.............................................................................41
Section 9.10      Consent to Jurisdiction................................................................41
Section 9.11      Specific Enforcement...................................................................42


                                                     ARTICLE X

                                            DEFINITIONS; INTERPRETATION

Section 10.1      Cross References.......................................................................42
Section 10.2      Certain Terms Defined..................................................................44
Section 10.3      Other Definitional and Interpretative Provisions.......................................48

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                                     -iii-
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                                                     SCHEDULES

Company Disclosure Letter Sections
Section 3.1.......Organization
Section 3.3.......Consents and Approvals; No Violations
Section 3.4.......Capitalization
Section 3.5.......SEC Reports and Financial Statements
Section 3.6.......Absence of Certain Changes
Section 3.7.......Undisclosed Material Liabilities
Section 3.8.......Compliance with Laws and Court Orders
Section 3.9.......Material Contracts
Section 3.11......Litigation
Section 3.12......Labor Matters
Section 3.13......Employee Compensation and Benefit Plans; ERISA
Section 3.14......Properties
Section 3.15......Intellectual Property
Section 3.16......Environmental Laws
Section 3.17......Taxes
Section 5.1.......Interim Operations
Section 6.7.......D&O Insurance


                                      -iv-
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                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 15, 2007, by and among Thomas & Betts Corporation, a Tennessee corporation ("Parent"); T&B Acquisition II Corp., an Ohio corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and The Lamson & Sessions Co., an Ohio corporation (the "Company").

                                    RECITALS

                  WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company each have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding common share (collectively, the "Shares"), without par value, of the Company (collectively, the "Common Stock"), other than Dissenting Shares and any shares of Common Stock owned by Parent or any of its Subsidiaries or held in the treasury of the Company, will be converted into the right to receive the Merger Consideration; and

                  WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Merger and to prescribe certain conditions to the Merger.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement agree as follows:

                                   ARTICLE I

                                   THE MERGER

                  Section 1.1 The Merger. At the Effective Time, Merger Sub will be merged with and into the Company (the "Merger"), whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation. The Company as the surviving corporation after the Merger is referred to in this Agreement as the "Surviving Corporation."

                  Section 1.2 Closing. The closing of the Merger (the "Closing") shall take place on a date to be specified by the parties, which shall be no later than the fifth Business Day after the satisfaction or waiver of all of the conditions set forth in Article VII (the "Closing Date"), at the offices of Jones Day, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114, unless another date or place is agreed to in writing by the parties to this Agreement.

                  Section 1.3 Effective Time. The parties to this Agreement shall cause a certificate of merger to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree), with the Secretary of State of the State of Ohio in such form as required by, and executed in accordance with, the relevant provisions of Ohio Law. The Merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Ohio or such time as is agreed upon by the parties and specified in the certificate of merger (such time is referred to in this Agreement as the "Effective Time").

                  Section 1.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of Ohio Law. Without limiting the generality of the foregoing, and subject to the foregoing, at the Effective Time all the assets, property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub will vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

                  Section 1.5 Articles of Incorporation; Code of Regulations.


                  (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately before the Effective Time, will be the Articles of Incorporation of the Surviving Corporation, except that the corporate name of Merger Sub shall at the Effective Time be changed to the corporate name of the Company, until the Articles of Incorporation of the Surviving Corporation are thereafter further amended as provided by Law and such Articles of Incorporation.


                  (b) At the Effective Time, the Code of Regulations of Merger Sub, as in effect immediately before the Effective Time, will be the Code of Regulations of the Surviving Corporation until thereafter amended as provided by Law, the Articles of Incorporation of the Surviving Corporation and such Code of Regulations.

                  Section 1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of Merger Sub immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Code of Regulations of the Surviving Corporation.

                                   ARTICLE II

                      EFFECT OF THE MERGER ON CAPITAL STOCK

                  Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of Shares or securities of Parent or Merger Sub:

                  (a) At the Effective Time each Share issued and outstanding immediately before the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares) will be cancelled and extinguished and be converted into the right to receive $27.00 in cash payable to the holder of such Share, without interest (the "Merger Consideration"), upon
(i) surrender of the certificate formerly representing such Share (a "Certificate") in the manner provided in Section 2.2 or (ii) in the case of an uncertificated Share which immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company (an "Uncertificated Share"), transfer of such Uncertificated Share in the manner provided in Section 2.2. All such Shares, when so converted at the Effective Time, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. As of the Effective Time each holder of a Certificate or an Uncertificated Share will cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender or transfer of such Certificate or Uncertificated Shares in accordance with Section 2.2, without interest.

                  (b) Each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned Subsidiary of Parent immediately before the Effective Time will be cancelled and extinguished, and no payment or other consideration will be made with respect to such Shares.


                  (c) Each share of common stock, without par value, of Merger Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

                  Section 2.2 Payment; Surrender of Shares; Stock Transfer
Books.


                  (a) Before the Effective Time, Merger Sub shall designate the Company's transfer agent or another bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the "Paying Agent") to receive the funds necessary to make the payments contemplated by Section 2.1(a). At the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, in trust with the Paying Agent in a separate account for the benefit of holders of Shares (the "Payment Fund") the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(a). If for any reason the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. The Paying Agent shall invest the funds provided by Parent in the manner specified by Parent, and interest payable thereon shall be solely for the account of Parent or the Surviving Corporation.

                  (b) As soon as reasonably practicable after the Effective Time and in any event not later than two Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Shares whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) (i) a letter of transmittal (which must specify that delivery will be effected, and risk of loss and title to the Certificates or Uncertificated Shares will pass, only upon delivery or transfer, as applicable, to the Paying Agent and will be in such form and have such other provisions as the Company and Merger Sub may reasonably agree) and (ii) instructions for use in surrendering Certificates or Uncertificated Shares in exchange for the Merger Consideration. Each holder of a Certificate, Certificates or Uncertificated Shares may thereafter until the first anniversary of the Effective Time surrender such Certificate, Certificates or Uncertificated Shares to the Paying Agent under cover of the letter of transmittal, as agent for such holder. Upon
(A) delivery of a properly completed letter of transmittal and the surrender of Certificates or (B) receipt of an "agent's message" by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, in each case, on or before the first anniversary of the Effective Time, Merger Sub shall cause the Paying Agent to pay the holder of such Certificates or Uncertificated Shares, in exchange for the Certificates or Uncertificated Shares, cash in an amount equal to the Merger Consideration in respect of the Shares represented by such Certificate or such Uncertificated Shares, without interest. Until so surrendered, each Certificate or Uncertificated Share (other than Certificates and Uncertificated Shares representing Dissenting Shares and Certificates and Uncertificated Shares representing Shares held by Parent or any direct or indirect wholly owned Subsidiary of Parent or in the treasury of the Company) will represent solely the right to receive the aggregate Merger Consideration relating to the Shares represented by such Certificates or Uncertificated Shares, without interest.

                  (c) If payment of the Merger Consideration in respect of cancelled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate or transferred Uncertificated Share is registered, it will be a condition to such payment that (i) either the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or Uncertificated Share surrendered or shall have established to the satisfaction of Merger Sub or the Paying Agent that such tax either has been paid or is not applicable. The Merger Consideration paid upon the surrender for exchange of Certificates or Uncertificated Shares in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates or such Uncertificated Shares, subject, however to the Surviving Corporation's obligation to pay any unpaid cash dividends with a record date prior to the Effective Time that have been properly declared by the Company on such Shares in accordance with the terms of this Agreement.

                  (d) At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company's capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates or Uncertificated Shares will cease to have any rights with respect to such Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they will be cancelled and exchanged for Merger Consideration as provided in this Article II. No interest will accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates or transfer of Uncertificated Shares which immediately before the Effective Time represented outstanding Shares.

                  (e) Promptly following the date which is one year after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any cash (including any interest received with respect to such cash), Certificates and other documents in its possession relating to the transactions contemplated hereby (the "Transactions"), which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Uncertificated Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration payable upon due surrender of their Certificates or Uncertificated Shares, without any interest on such Merger Consideration. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent will be liable to any holder of a Certificate or Uncertificated Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by any such holders of shares of Company Stock three years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

                  (f) The Merger Consideration paid in the Merger will be net to the holder of Shares in cash, subject to reduction only for withholding of any applicable federal, state, local or foreign taxes or, as set forth in Section 2.2(c), stock transfer taxes payable by such holder. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

                  Section 2.3 Treatment of Stock Plans.

                  (a) At the Effective Time each holder of a then-outstanding option (the "Options") to purchase Shares under the Stock Plans will be entitled to receive, in settlement thereof, for each Share subject to such Option, a cash payment equal to the product of (i) the excess, if any, of the sum of (x) the Merger Consideration plus (y) any cash dividends declared by the Company in accordance with Section 5.1 (such dividends together with the Merger Consideration, the "Equity Consideration") (or, if greater in the case of the Company's 1988 Incentive Equity Performance Plan, the "Change in Control Price," as defined therein) over the per share exercise price of the Options and (ii) the number of Shares subject to such holder's Options not previously exercised, whether or not then vested and exercisable.

                  (b) At the Effective Time, each holder of a then-outstanding stock appreciation right (a "SAR") with respect to Shares under the Stock Plans will be entitled to receive, in settlement thereof, for each Share subject to such SAR a cash payment equal to the product of (i) the excess, if any, of the Equity Consideration over the base price per Share under the SAR and (ii) the number of Shares subject to such holders' SARs not previously exercised, whether or not then vested and exercisable.

                  (c) Each outstanding unvested restricted share issued pursuant to a Stock Plan (each, a "Restricted Share") shall, at the Effective Time, be vested and no longer subject to restrictions and will be canceled and be converted into, and become the right to receive, the Merger Consideration, which shall be payable in accordance with Section 2.1(a).

                  (d) All amounts payable pursuant to this Section 2.3 shall be subject to any required withholding of federal, state, local or foreign taxes and shall be paid without interest. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the applicable Options, SARs or Restricted Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

                  (e) Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary consents or releases from the holders of Options, SARs and Restricted Shares under the Stock Plans and take all such other lawful action as may be necessary (which include, but are not limited to, satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act, without incurring any liability in connection therewith) to provide for and give effect to the transactions contemplated by this Section 2.3; provided, that notwithstanding any other provision of this Section 2.3, payment may be withheld in respect of any Option, SAR or Restricted Share until such necessary consents are obtained. Except as otherwise agreed to in writing by the parties, (i) the Stock Plans will terminate as of the Effective Time and
(ii) the Company shall use its reasonable best efforts to assure that following the Effective Time, no participant in the Stock Plans shall have any right under the Stock Plans to acquire the capital stock of the Company or the Surviving Corporation.

                  (f) Prior to the Effective Time, the Company shall use its reasonable best efforts to cause the Transactions, and any other dispositions of equity interests of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be approved by the Board of Directors of the Company (the "Company Board") or a committee of two or more non-employee directors of the Company (as such term is defined in Rule 16b-3 promulgated under the Exchange Act). Such approval shall specify: (A) the name of each officer or director, (B) the number of securities to be disposed of for each named person, and (C) that the approval is granted for purposes of exempting the transaction under Rule 16b-3 promulgated under the Exchange Act.

                  Section 2.4 Dissenting Shares.

                  (a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected his, her or its demand for appraisal of his, her or its Shares in accordance with Ohio Law (including but not limited to Section 1701.85 of Ohio Law) and as of the Effective Time has neither effectively withdrawn nor lost his, her or its right to such appraisal ("Dissenting Shares"), will not be converted into or represent a right to receive cash pursuant to Section 2.1(a), but the holder of the Dissenting Shares will be entitled to only such rights as are granted to holders of Dissenting Shares by Ohio Law.

                  (b) Notwithstanding the provisions of Section 2.4(a), if any holder of Shares who demands appraisal of his, her or its Shares under Ohio Law effectively withdraws or loses (through failure to perfect or otherwise) his, her or its right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares will automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.1(a), without interest thereon, upon surrender of the Certificate or Certificates representing such Shares or transfer of Uncertificated Shares pursuant to Section 2.2.

                  (c) The Company shall give Parent prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to Ohio Law received by the Company, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

                  Section 2.5 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                  Section 2.6 Adjustments. If, during the period between the date hereof and the Effective Time, any change in the outstanding Shares shall occur, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, or pursuant to the Company Rights Agreement, but excluding any change that results from any exercise of Options, the Merger Consideration, and any dividends permitted to be declared by the Company prior to the Effective Time pursuant to Section 5.1, shall be appropriately adjusted.

                  Section 2.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article II.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as disclosed in the corresponding section of the letter from the Company, dated the date hereof, addressed to Merger Sub and Parent (the "Company Disclosure Letter") (or in a different section of the Company Disclosure Letter where the applicability of such disclosure to the applicable Section of this Agreement is readily apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

                  Section 3.1 Organization.


                  (a) Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the Amended Articles of Incorporation and the Amended Code of Regulations of the Company, each as currently in effect.

                  (b) Section 3.1(b) of the Company Disclosure Letter sets forth a true and complete list of all of the Company's Subsidiaries and their jurisdictions of organization. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company or any of its Subsidiaries owns any equity interest in any corporation or other Person.

                  Section 3.2 Authorization; Validity of Agreement; Company Action.


                  (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, except for the affirmative vote of the holders of two-thirds of the outstanding Shares as contemplated by Section 6.2. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (b) Assuming the accuracy of the representation and warranty in Section 4.4, the affirmative vote of the holders of two-thirds of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock that is necessary to approve the Merger or the Transactions and approve and adopt this Agreement.

                  (c) At a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company's shareholders and has declared this Agreement advisable, (ii) approved this Agreement and the Transactions, (iii) resolved (subject to Section 5.2) to recommend adoption of this Agreement by its shareholders (such recommendation, the "Company Board Recommendation") and (iv) approved and adopted an amendment to the Company Rights Agreement to render the Company Rights inapplicable to the Merger, this Agreement and the Transactions contemplated hereby (a copy of which amendment was provided to Parent by the Company prior to the date of this Agreement).

                  Section 3.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (i) the Exchange Act, (ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iii) the filing of the certificate of merger, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (a) contravene or conflict with or result in any breach of any provision of the Amended Articles of Incorporation or the Amended Code of Regulations of the Company or similar organizational documents of any of the Company's Subsidiaries, (b) require any filing with or any other action by or in respect of, or permit, authorization, consent or approval of, any domestic, foreign, federal, state or local court, arbitral tribunal, administrative agency or commission or other governmental, regulatory or administrative authority, department or agency (a "Governmental Entity"), (c) require any consent or other action by any Person under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or the loss of any benefit to which the Company or any of its Subsidiaries is entitled) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, approval, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the "Company Agreements"), (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries or (e) contravene, conflict with or violate or breach any Order or Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (b), (c), (d) or (e) where failure to obtain such permits, authorizations, consents or approvals or to make such filings or take such actions, or where such violations, breaches or defaults would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  Section 3.4 Capitalization.

                  (a) The authorized capital stock of the Company consists of 1,200,000 shares of serial preferred stock, par value of $10.00 per share (the "Preferred Stock"), 3,000,000 shares of serial preference stock, without par value (the "Preference Stock"), and 40,000,000 shares of Common Stock, without par value. As of August 14, 2007, (i) no shares of Preferred Stock were issued and outstanding, (ii) no shares of Preference Stock were issued and outstanding,
(iii) 15,849,201 Shares and Restricted Shares (including shares of restricted stock and shares of performance accelerated restricted stock) (in the aggregate) were outstanding, (iv) no shares of Common Stock were issued and held in the treasury of the Company and (v) 581,097 shares of Common Stock are reserved for issuance under the Stock Plans in respect of outstanding and future awards.
Section 3.4(a) of the Company Disclosure Letter discloses as of August 14, 2007
(A) the number of shares subject to each outstanding Option, including with respect to each such Option the holder, date of grant, exercise price, vesting schedule and number of Shares subject thereto, (B) the number of Restricted Shares, including with respect to each such share and unit the holder, date of grant and vesting schedule, and (C) the number of SARs, including with respect to each such SAR, the holder, date of grant, exercise price, vesting schedule and number of Shares to which it relates. All the outstanding shares of Common Stock are, and all shares of Common Stock which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the terms of the Options, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this Section 3.4(a) and for changes resulting from the exercise of the Options outstanding as of the date hereof and as provided in the Rights Agreement, dated September 8, 1998 and as amended on May 5, 2005, by and between the Company and National City Bank (the "Company Rights Agreement"), there are no issued, reserved for issuance or outstanding
(v) shares of capital stock or other voting securities of the Company, (w) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company or any of its Subsidiaries, (x) existing options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such share or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, (y) restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company or any of its Subsidiaries (the items in clauses (v) though (y) being referred to collectively as the "Company Securities") or (z) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity. No Subsidiary of the Company owns any Shares.

                  (b) All of the outstanding shares of capital stock or other equity interest of each of the Subsidiaries are beneficially and of record owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, security interests, options, claims, mortgages, pledges or other encumbrances and restrictions of any nature whatsoever.

                  (c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries.

                  Section 3.5 SEC Reports and Financial Statements. (a) The Company has filed with or furnished to the SEC, and has made available to Parent, true and complete copies of all forms, reports, schedules, statements, prospectuses, registration statements and other documents required to be filed or furnished by it since January 1, 2005, under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended prior to the date hereof since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment prior to the date hereof, the Company SEC Documents, including any financial statements or schedules included therein (A) did not, and each Company SEC Document filed after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Company SEC Documents or necessary in order to make the statements in the Company SEC Documents, in light of the circumstances under which they were made, not misleading and (B) complied, and each Company SEC Document filed after the date hereof will comply, in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act or the Securities Act, as the case may be. None of the Company's Subsidiaries are required to file any forms, reports, schedules, statements, prospectuses, registration statements or other documents with the SEC. Each of the consolidated financial statements included or incorporated by reference in the Company SEC Documents (the "Financial Statements") (w) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (x) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (y) has been prepared in accordance with United States generally accepted accounting principles ("GAAP"), in all material respects, applied on a consistent basis during the periods involved (except as may be indicated in the Financial Statements or in the notes to the Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure) and (z) fairly presents in accordance with GAAP, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the date and for the periods referred to in the Financial Statements.

                  (b) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company's principal executive officer and principal financial officer to material information required to be included in the Company's periodic reports required under the Exchange Act.

                  (c) Since January 1, 2005, the Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) ("internal controls" ). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company's auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

                  (d) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

                  (e) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the New York Stock Exchange, and the statements contained in any such certifications are complete and correct. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

                  (f) Except as disclosed in the Company SEC Documents, since December 31, 2004, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any proposed transactions as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.
Section 3.5(f) of the Company Disclosure Letter describes, and the Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since December 31, 2003.

                  Section 3.6 Absence of Certain Changes. Since December 31, 2006, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practices, (b) there has not occurred any event, occurrence, circumstance, change or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any actions that if taken after the date of this Agreement would be prohibited by Section 5.1.

                  Section 3.7 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the balance sheet included in the Financial Statements included in the Company's Annual Report on Form 10-K dated as of December 31, 2006 or in the notes thereto, and (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2006 or as expressly contemplated by this Agreement in each case that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  Section 3.8 Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and, since January 1, 2004, has been in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law or Order, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the "Company Permits"), except where such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries is and, since January 1, 2004, has been in compliance with the terms of the Company Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  Section 3.9 Material Contracts. (a) Neither the Company nor any Subsidiary is a party to or bound by:


                  (i) any lease or sublease of personal property providing for annual rentals of $100,000 or more;

                  (ii) any agreement or series of related agreements for the purchase or sale of materials, supplies, goods, services, equipment or other assets that either (A) has a term of greater than one (1) year or (B) provides for either (1) annual payments by or to the Company and its Subsidiaries of $100,000 or more or (2) aggregate payments by or to the Company and its Subsidiaries of $500,000 or more;

                  (iii) any partnership, joint venture or other similar agreement or arrangement;

                  (iv) any agreement relating to the acquisition or disposition of any business or any material amount of assets outside the ordinary course of business or securities of any Person (whether by merger, sale of stock, sale of assets or otherwise);

                  (v) any agreement relating to Indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $250,000 and which may be prepaid on not more than 30 days' notice without the payment of any penalty and (B) entered into subsequent to the date of this Agreement as permitted by Section 5.1;

                  (vi) any agreement that (A) limits the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any of its Affiliates or, to the Knowledge of the Company, Parent or any of its Affiliates after the Effective Time or (B) contains exclusivity, "most favored nation" or similar obligations or restrictions that are binding on the Company or any of its Subsidiaries or, to the Knowledge of the Company, that would be binding on Parent or its Affiliates after the Effective Time;

                  (vii) any material agreement relating to any interest rate, currency or commodity hedging, and other material risk management or derivative arrangements;

                  (viii) any agreement or series of related agreements involving payments by or to the Company or any of its Subsidiaries that requires consent of or notice to a third party in the event of or with respect to the Merger, including in order to avoid a breach or termination of, a loss of benefit under, or triggering a price adjustment, right of renegotiation or other remedy under, any such agreement;

                  (ix) any agreement with a Related Party;

                  (x) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole.

                  (b) Each agreement, contract, plan, lease, arrangement or commitment disclosed or required to be disclosed pursuant to Section 3.9(a) or
Section 3.15(a)(ii) (the "Material Contracts") is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any Subsidiary or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, except for such defaults or breaches that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder except for such events or circumstances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment (including all amendments, modifications, extensions and renewals thereto and waivers thereunder) have made available to Parent prior to the date hereof.

                  Section 3.10 Information Supplied. Neither the proxy statement relating to the Special Meeting (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement") will, at the date it is first mailed to the Company's shareholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding anything to the contrary in this Section 3.10, no representation or warranty is made by the Company with respect to information contained or incorporated by reference therein supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

                  Section 3.11 Litigation. Except as set forth in the Annual Report on Form 10-K, dated as of December 31, 2006, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective officers, directors or employees in such capacity, or, to the Knowledge of the Company, any other Person for whom the Company or any of such Subsidiary may be liable or any of their respective properties that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or seeks to prevent, enjoin, alter or materially delay the Transactions. The Company is not a party or subject to or in default under any Order or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or result in a material impairment in the ability of the Company to consummate the Transactions.

                  Section 3.12 Labor Matters. (a) Section 3.12(a) of the Company Disclosure Letter contains a true and accurate list of all collective bargaining and other labor union contracts to which the Company or any of its Subsidiaries is party or is bound. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of or affecting the Company and, to the Knowledge of the Company, no such investigation is in progress. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no labor disputes, strikes or work stoppages or other controversies against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened, and
(ii) each of the Company and its Subsidiaries has withheld all amounts required by applicable Law or by agreement to be withheld from the wages, salaries and other payments to employees, and none of the Company and its Subsidiaries is liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.

                  Section 3.13 Employee Compensation and Benefit Plans; ERISA.


                  (a) Section 3.13(a) of the Company Disclosure Letter sets forth a correct and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of ERISA but excluding any plan that is a "multiemployer plan," as defined in Section 3(37) of ERISA ("Multiemployer Plan")) and each other director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, compensation, severance or employment agreement, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity-based plan, and bonus or other incentive compensation or salary continuation plan or policy, whether formal or informal, oral or written, contributed to, sponsored or maintained by or with respect to which the Company or any Subsidiary of the Company has any liability (contingent or otherwise) as of the date hereof for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any Subsidiary of the Company (such plans, programs, policies, agreements and arrangements, collectively, being the "Company Plans").

                  (b) With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable,
(i) any related trust or custodial agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the "IRS"), (iii) any current summary plan description or employee handbook, (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports, if any, and (v) copies of any correspondence from the IRS, SEC, Pension Benefit Guaranty Corporation or Department of Labor (or any agency thereof) relating to any compliance issues with respect to any Company Plan.

                  (c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Company Plan has been established and is being administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and other Law.

                  (d) No Company Plan is a Multiemployer Plan, and neither the Company, its Subsidiaries nor any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has within the past six years sponsored or contributed to, or has or had any liability or obligation in respect of, any Multiemployer Plan.

                  (e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened with respect to any Company Plan.

                  (f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Subsidiary of the Company has incurred any liability under Title IV of ERISA that has not been satisfied in full.

                  (g) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter to that effect from the IRS and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption; (ii) no event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their Controlled Group to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Law, rules or regulations; and (iii) no "prohibited transaction" (as such term is defined in Section 406 or ERISA and Section 4975 of the Code) or "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Plan.

                  (h) With respect to each of the Company Plans that is subject to Title IV of ERISA, the assets of each such Company Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Company Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.

                  (i) No Company Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could result in (i) the payment to any employee or director of the Company or any of its Subsidiaries of any money or other property (other than pursuant to Sections 2.2 or 2.3 of this Agreement); (ii) the provision of any benefits or other rights to any employee or director of the Company or any of its Subsidiaries; or (iii) the increase, acceleration or provision of any payments, benefits or other rights to any employee of the Company or any of its Subsidiaries that could result in the Company's loss of a deduction under Section 280G of the Code with respect to any such payment, benefit or other right.

                  (j) Section 3.13(j) of the Company Disclosure Letter sets forth a correct and complete list of each Company Plan that is maintained outside the jurisdiction of the United States or covers any employee of the Company or any of its Subsidiaries residing or working outside the United States (any such Company Plans set forth in Section 3.13(j) of the Company Disclosure Letter, "Foreign Benefit Plans"). With respect to any Foreign Benefit Plans, except as would not reasonably be expected to have a Material Adverse Effect,
(i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable Law of any controlling Governmental Entity; (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company or Subsidiary entity; and (iii) no liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been disclosed in Section 3.13(j) of the Company Disclosure Letter.

                  Section 3.14 Properties.

                  (a) Section 3.14(a) of the Company Disclosure Letter contains a true and complete list of all real property owned by the Company or any Subsidiary of the Company (the "Owned Real Property").

                  (b) Section 3.14(b) of the Company Disclosure Letter contains a true and complete list of all real property leased or subleased (whether as tenant or subtenant) by the Company or any Subsidiary of the Company (including the improvements thereon, the "Leased Real Property").

                  (c) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the continued use or occupancy of the applicable Owned Real Property or Leased Real Property in the conduct of the business currently conducted thereon, the Company or one of its Subsidiaries has good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the continued use or occupancy of the applicable Owned Real Property or Leased Real Property in the conduct of the business currently conducted thereon, the Company or one of its Subsidiaries has exclusive possession of each Leased Real Property and Owned Real Property, other than any occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business, none of which has, individually or in the aggregate a material adverse effect on the continued use or occupancy of the applicable Owned Real Property or Leased Real Property in the conduct of the business currently conducted thereon.

                  (d) The Company has delivered or made available to Parent, (i) with respect to each Owned Real Property, true and complete copies of the vesting deed/s, the most recent title insurance policy, title opinion or other evidence of title held by the owner of such Owned Real Property, all of the title exception documents disclosed therein, and the most recent survey of such Owned Real Property held by such owner; and (ii) with respect to each Leased Real Property, true and complete copies of the applicable lease or sublease, all amendments, extensions, supplements and other modifications thereof, any subordination, non-disturbance and attornment agreement or similar agreement relating thereto, any title insurance policy, title opinion or other evidence of title held by the lessee or sublessee of such Leased Real Property, all of the title exception documents disclosed therein, and any survey of such Leased Real Property held by such lessee or sublessee.

                  (e) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the continued use or occupancy of the applicable Owned Real Property or Leased Real Property in the conduct of the business currently conducted thereon, (i) each lease for the Leased Real Property is in full force and effect and is valid and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at Law), and (ii) there is no default under any lease for the Leased Property either by the Company or its Subsidiaries or, to the Company's Knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or its Subsidiaries thereunder.

                  (f) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the continued use or occupancy of the applicable Owned Real Property or Leased Real Property in the conduct of the business currently conducted thereon, (i) there are no pending or, to the Company's Knowledge, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and (ii) the Company has not received any written notice of the intention of any Governmental Entity or other Person to take any Owned Real Property or Leased Real Property.

                  (g) Except as has not had or would not, individually or in the aggregate a material adverse effect on the continued use or occupancy of the applicable Owned Real Property or Leased Real Property, the plants, buildings, structures and equipment comprising the Owned Real Properties and Leased Real Properties have no material defects, are in such operating condition and repair as is adequate to conduct the business as currently conducted and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their current uses.

                  Section 3.15 Intellectual Property. (a) Section 3.15 of the Company Disclosure Letter lists all (i) registrations and applications for Intellectual Property owned by the Company or one of its Subsidiaries and material to the Company's business, and (ii) agreements (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms) to which the Company or any of its Subsidiaries is a party or otherwise bound and pursuant to which the Company or any of its Subsidiaries (x) obtains the right to use, or a covenant not to be sued under, any Intellectual Property right or (y) grants the right to use, or a covenant not to be sued under, any Intellectual Property right, and in each case, material to the Company's business.

                  (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or one of its Subsidiaries owns all right, title, and interest in, or has the right to use, pursuant to a license or otherwise, in each case, free and clear of all Encumbrances except Permitted Encumbrances, all Intellectual Property required to operate the Company's business as presently conducted (the "Company Intellectual Property"); (ii) as of the date hereof, the Company has not received any written notice of any actual or threatened Actions alleging a violation, misappropriation or infringement of the Intellectual Property of any other Person, except for any of the foregoing that have since been resolved;
(iii) the operation of the business of the Company as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person; (iv) to the Company's Knowledge, no other Person has challenged, violated, misappropriated or infringed any Intellectual Property owned by the Company or one of its Subsidiaries; (v) to the Company's Knowledge, the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries; and (vi) the IT Assets operate and perform in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets.

                  Section 3.16 Environmental Laws.

                  (a) (i) Each of the Company and its Subsidiaries complies and has complied, in all material respects, with all applicable Environmental Laws, and each possesses and complies, and has in the past five years complied, in all material respects, with all applicable Environmental Permits required to operate or own its assets and business as it currently does; (ii) there are no, and there have not been any, Materials of Environmental Concern in, at, on, from or under any property currently or formerly owned, leased or operated by the Company, its Subsidiaries or their respective predecessors that have resulted in or are reasonably likely to result in a material liability (whether accrued, contingent, absolute, determined, determinable or otherwise) of the Company or any of its Subsidiaries, (iii) neither the Company nor any Subsidiary has received any notification, request for information, citation or order, no complaint has been filed and no penalty has been assessed, in each case, relating to the Company or any Subsidiary and relating to any Environmental Law or Materials of Environmental Concern except, with respect to any such notification, request for information, citation, order, complaint or penalty that would not reasonably be expected to result in a material liability (whether accrued, contingent, absolute, determined, determinable or otherwise) of the Company or any of its Subsidiaries, (iv) there are no material liabilities (whether accrued, contingent, absolute, determined, determinable or otherwise) of the Company or any of its Subsidiary of any kind whatsoever, arising under or relating to any Environmental Law and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any such material liability and (v) no property now or previously owned, leased or operated by the Company or any Subsidiary nor any property to which the Company or any Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Material of Environmental Concern is listed or, to the Company's Knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA), or on any similar federal, state or foreign list of sites requiring investigation or clean up, which listing or proposed listing would reasonably be expected to result in a material liability (whether accrued, contingent, absolute, determined, determinable or otherwise) to the Company or any of its Subsidiaries.

                  (b) There are no Actions arising under Environmental Laws or relating to Materials of Environmental Concern pending or, to the Company's Knowledge, threatened against the Company which would reasonably be expected to result in a material liability (whether accrued, contingent, absolute, determined, determinable or otherwise) to the Company or any of its Subsidiaries.

                  (c) None of the Company, any current or former Subsidiary or any predecessor of any of the foregoing has mined, manufactured, sold, produced, marketed, installed or distributed asbestos or asbestos-containing products of any kind. (d) Section 3.16(d) of the Company Disclosure Letter contains a true and complete list of all real property or facilities currently or historically owned, leased or operated by the Company or any of its Subsidiaries.

                  (e) There has been no written environmental investigation, study, audit, test, review or other analysis conducted of which the Company or any Subsidiary has possession or control in relation to the current or prior business of the Company or any Subsidiary or any property currently or previously owned, leased or operated by the Company or any Subsidiary and relating to any material liability (whether accrued, contingent, absolute, determined, determinable or otherwise) to the Company or any of its Subsidiaries which has not been delivered to Parent prior to the date hereof.

                  (f) Notwithstanding anything herein to the contrary, there are no liabilities (whether accrued, contingent, absolute, determined, determinable or otherwise) or costs of the Company or any of its Subsidiaries of any kind whatsoever, arising under or relating to any Environmental Law (including with respect to any matter disclosed in the Company Disclosure Letter), which liabilities in the aggregate would reasonably be expected to cost in excess of $40,000,000 (treating, for purposes of calculating this aggregate cost, any reserves or insurance as being zero and not existing) to correct, investigate, remove, defend, remediate or otherwise address.

                  (g) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.16 are the only representations and warranties in this Agreement with respect to Environmental Laws or Environmental Permits.

                  Section 3.17 Taxes.

                  (a) The Company and each of its Subsidiaries has timely filed all material Tax Returns that it was required to file and has paid all Taxes shown thereon as due and owing. All such Tax Returns were correct and complete in all material respects.

                  (b) Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any material Tax Return, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

                  (c) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

                  (d) Each of the Company and its Subsidiaries has withheld and remitted all Taxes required to have been withheld and remitted under applicable Law in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other third party.

                  (e) There are no Encumbrances for unpaid Taxes on the assets of the Company or the Subsidiaries, except Encumbrances for current Taxes not yet due and payable.

                  (f) There is no Action pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries in respect of any material Tax.

                  (g) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of
Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

                  (h) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

                  Section 3.18 Opinion of Financial Advisor. The Company has received the opinion of Perella Weinberg Partners LP dated the date of this Agreement, to the effect that, as of such date, the Equity Consideration to be received in the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view. A copy of such opinion has been delivered to Parent and Merger Sub.

                  Section 3.19 Brokers or Finders. Except for Perella Weinberg Partners LP and Brown Gibbons Lang & Company, a copy of whose engagement letters have been provided to Parent and Merger Sub prior to the date hereof, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee from the Company or any of its Subsidiaries in connection with any of the Transactions.

                  Section 3.20 State Takeover Statutes. No "moratorium," "fair price," "control share acquisition" or other similar anti-takeover provisions of Ohio Law or other U.S. state or federal Law are applicable to the Transactions.

                  Section 3.21 The Company Rights Agreement. The Company Rights Agreement has been amended to provide that (i) it shall expire immediately prior to the Effective Time, (ii) neither Parent nor any of its Affiliates shall become an Acquiring Person (as defined in the Company Rights Agreement) as a result of the execution of this Agreement or consummation of the Transactions pursuant to the terms of this Agreement and (iii) a Triggering Event (as defined in the Company Rights Agreement) shall not be deemed to have occurred as a result of (x) the consummation of the Merger, (y) the execution of this Agreement, or (z) the consummation of the other Transactions, or any of the foregoing in combination; provided, however, that if for any reason this Agreement is terminated and the Merger is abandoned, then such amendments shall be of no further force and effect and the Company Rights Agreement will remain exactly the same as it existed immediately prior to the execution of the amendment to the Company Rights Agreement effecting such amendments.

                  Section 3.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates, and for the avoidance of doubt, neither the Company nor any of its Affiliates makes any express or implied representation or warranty with respect to "Information" as defined in the Confidentiality Agreement, dated March 23, 2007, between the Company and Parent (the "Confidentiality Agreement").


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

                  Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

                  Section 4.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions. Parent owns all of the issued and outstanding capital stock of the Merger Sub.

                  Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  Section 4.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (i) the Exchange Act, (ii) the HSR Act and (iii) the filing of the certificate of merger, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (a) contravene or conflict with or result in any breach of any provision of the respective Articles of Incorporation, Code of Regulations or other similar organizational documents of Parent or Merger Sub, (b) require any filing with or any other action by or in respect of, or permit, authorization, consent or approval of, any Governmental Entity, (c) require any consent or other action by any Person under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or the loss of any benefit to which Parent or Merger Sub is entitled) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, approval, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries (including Merger Sub) is a party or by which any of them or any of their respective properties or assets may be bound, (d) result in the creation or imposition of any Lien on any asset of Parent or Merger Sub or
(e) contravene, conflict with or violate or breach any Order or Law applicable to Parent, any of its Subsidiaries (including Merger Sub) or any of their properties or assets, except in the case of clause (b), (c), (d) or (e)where failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

                  Section 4.4 Ownership of Common Stock. Parent, Merger Sub and Parent Affiliates collectively own as of the date of this Agreement and collectively will own as of the record date of the Special Meeting (as may be changed by the Company) less than five percent of the Common Stock. For purposes of this Section 4.4, "Parent Affiliates" means any individuals, joint ventures, estates, trusts, partnerships or corporations, which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, Parent or Merger Sub, together with their officers and directors and any beneficial owners, directly or indirectly, of ten percent or more of any class of equity securities of Parent or Merger Sub or their affiliates.

                  Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  Section 4.6 Financing. Parent and Merger Sub will have at the Effective Time sufficient cash, available lines of credit or other sources of immediately available funds available to finance the aggregate Merger Consideration pursuant to this Agreement.

                  Section 4.7 No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

                  Section 4.8 Disclaimer of Warranties. Parent and Merger Sub acknowledge that neither the Company nor any Person has made any express or implied representation or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company provided to Parent and Merger Sub, except as expressly set forth in
Article III, and Parent and Merger Sub further agree that the Company shall not have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent and Merger Sub, or Parent's or Merger Sub's use of, any such information, including, without limitation, the "Information," as defined in the Confidentiality Agreement, except to the extent expressly set forth in Article III.

                                    ARTICLE V

                                   COVENANTS

                  Section 5.1 Interim Operations of the Company. From and after the date hereof, except (a) as expressly contemplated by this Agreement, (b) as set forth on Section 5.1 of the Company Disclosure Letter, (c) as required by Law, or (d) as consented to in writing by Parent after the date of this Agreement and prior to the Effective Time, which consent shall not be unreasonably withheld or delayed:

                                    (i) the Company shall, and shall cause its
                  Subsidiaries to, conduct business only in the ordinary course of business consistent with past practice and use its reasonable best efforts to (A) preserve its business organization, (B) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (C) keep available the services of its directors, officers and employees and (D) preserve intact and maintain its existing relations with its customers, suppliers, employees, creditors and others having material business relationships with it;

                                    (ii) the Company will not (and will not
                  permit any Subsidiary to) amend its (or their) Amended Articles of Incorporation or Amended Code of Regulations or any similar governing documents;

                                    (iii) neither the Company nor any of its
                  Subsidiaries will (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property or otherwise with respect to its capital stock or other securities; (B) issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber any Company Securities, other than Shares reserved for issuance pursuant to the Company Rights Agreement in accordance with the terms thereof or Shares reserved for issuance on the date of this Agreement pursuant to the exercise of Options outstanding on the date of this Agreement,
                  (C) split, combine or reclassify, or amend the terms of, the outstanding Shares or any outstanding capital stock or other securities of any of the Subsidiaries of the Company or (D) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any Company Securities;

                                    (iv) except as required under the terms of
                  any Company Plan, the Company and its Subsidiaries will not
                  (A) make any change in the compensation or fringe benefits payable or to become payable to any of its officers, directors, employees, agents, consultants (other than general increases in wages to employees who are not officers, directors or Affiliates of the Company in the ordinary course of business consistent with past practice) or Persons providing management services, (B) enter into or amend any employment, severance, consulting, termination or other agreement or Company Plan or (C) make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Company Plan or otherwise;

                                    (v) except as required under the terms of
                  any Company Plan, the Company and its Subsidiaries will not
                  (A) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate of the Company or any of its Subsidiaries, whether past or present, (B) pay or agree to pay or make any accrual or arrangement for payment to any officer, director, employee or Affiliate of the Company or any of its Subsidiaries, whether past or present, of any amount relating to unused vacation days, or (C) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Company Plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant of the Company or any of its Subsidiaries, whether past or present;

                                    (vi) neither the Company nor any of its
                  Subsidiaries will (A) create, incur, assume, or suffer to exist any Indebtedness other than current trade payables in the ordinary course of business consistent with past practices, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or (C) make any loans, advances or capital contributions to, or investments in, any other Person (other than investments or contributions in wholly owned Subsidiaries in the ordinary course of business and in amount and on terms consistent with past practices);

                                    (vii) neither the Company nor any of its
                  Subsidiaries will (A) enter into, amend or modify in any material respect or terminate any lease or sublease for real property or any Material Contract or any contract that would be a Material Contact if entered into prior to the date hereof other than with respect to any agreement that is or would have been a Material Contract pursuant to clauses (vi) or (viii) of
                  Section 3.9 in the ordinary course consistent with past practices or (B) otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

                                    (viii) neither the Company nor any of its
                  Subsidiaries will settle, or offer or propose to settle, (A) any material Action involving or against the Company or any of its Subsidiaries, (B) any shareholder litigation or dispute against the Company or any of its officers or directors or (C) any Action that relates to the Transactions;

                                    (ix) neither the Company nor any of its
                  Subsidiaries will make or authorize any capital expenditure;

                                    (x) neither the Company nor any of its
                  Subsidiaries will pay, discharge, waive or satisfy any rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, waiver or satisfaction of any such rights, claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements (or the notes to the Financial Statements);

                                    (xi) neither the Company nor any of its
                  Subsidiaries will (A) change any material tax election, (B) change any of the accounting methods or accounting principles or practices used by it unless required by GAAP or Law, (C) settle or enter into any closing agreement with respect to any material Tax claim or assessment or (D) consent to any material Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment;

                                    (xii) neither the Company nor any of its
                  Subsidiaries will adopt (A) a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than this Agreement) or (B) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets, securities, properties, interests or businesses, other than, in either case, supplies and inventory in the ordinary course of business and consistent with past practice;

                                    (xiii) neither the Company nor any of its
                  Subsidiaries will willfully take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time before, the Effective Time; and

                                    (xiv) neither the Company nor any of its
                  Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

                       Section 5.2 No Solicitation by the Company.

                  (a) From and after the date of this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director, employee, investment banker, attorney, accountant or other agent or advisor or representative (collectively, the "Representatives") of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or take any action to encourage or facilitate the submission of any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal, (iii) other than informing persons of the existence of this Section 5.2, enter into or participate in any discussions or negotiations with, provide any information regarding the Company or its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate with or assist, any third party that that is seeking to make or has made a Company Takeover Proposal or (iv) grant any waiver or release under any standstill or similar agreement, or under the Company Rights Plan, with respect to any class of equity securities of the Company or any of its Subsidiaries; provided, however, that prior to the receipt of Shareholder Approval, in response to a bona fide written Company Takeover Proposal made after the date hereof that was not solicited by the Company, any of its Subsidiary or any Representative of the Company or its Subsidiaries, if the Company Board determines in good faith after consultation with outside legal counsel and its financial advisor, that (A) such Company Takeover Proposal is reasonably likely to lead to a Company Superior Proposal, and (B) failing to take any such action would be inconsistent with the fiduciary duties of the Company Board, the Company and the Representatives of the Company may (after entering into an Acceptable Confidentiality Agreement) provide any non-public information regarding the Company to the third party making such Company Takeover Proposal (provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party) or engage in any negotiations or substantive discussions with such Person regarding such Company Takeover Proposal. The Company shall, and shall cause each of its Subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, any Subsidiary of the Company or any Representative of the Company, with any parties conducted heretofore with respect to any of the foregoing and shall use its reasonable best efforts to cause any such party (or its agents or advisors) in possession of confidential information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company, its Subsidiaries or any of their respective Representatives to return or destroy all such information.

                  (b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal (the actions set forth in clauses (i) and (ii), an "Adverse Recommendation Change" ). Notwithstanding the foregoing, at any time after the date hereof and prior to the Shareholder Approval, in response to a Company Superior Proposal made after the date hereof which was not solicited by the Company, any of its Subsidiaries, or any of their Representatives, the Company Board may (x) terminate this Agreement pursuant to and subject to compliance with Section 8.1(c)(i) and cause the Company to enter into an agreement with respect to such Company Superior Proposal, and/or (y) make an Adverse Recommendation Change, but only if, in the case of clauses (x) and (y), (1) the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that failing to take any such action would be inconsistent with the fiduciary duties of the Company Board, (2) the Company shall have provided Parent with written notice at least four Business Days before making an Adverse Recommendation Change or terminating this Agreement and attaching the most current version of all relevant proposed transaction agreements and other material documents (and a description of all material terms and conditions thereof (including the identity of the party making such Company Superior Proposal), (3) the Company causes its financial and legal advisors to, during such four Business Day period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Takeover Proposal ceases to constitute a Company Superior Proposal, and
(4) Parent does not make, during such four Business Day period, an offer that is at least as favorable in the aggregate to the shareholder of the Company as such Company Superior Proposal. In the event of any material revisions to the applicable Company Superior Proposal, the Company shall be required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of this Section 5.2(b) with respect to such new written notice (to the extent so required), except that the Notice Period shall be reduced to three Business Days.

                  (c) The Company shall promptly (and in no event later than two business days) advise Parent orally and in writing of the receipt of any Company Takeover Proposal and of the material terms of and the identity of the Person making any such Company Takeover Proposal, and shall keep Parent reasonably informed, on a current basis, of any changes thereto. The Company shall promptly advise Parent orally and in writing of the commencement of any discussions with any third party or its representatives regarding a Company Takeover Proposal by such third party.

                  (d) Nothing contained in this Section 5.2 or in Section 6.6 shall prohibit the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to the Company's shareholders if, in the Company Board's determination in good faith after consultation with outside legal counsel, the failure so to disclose would be inconsistent with its obligations under applicable Law; provided, that such requirement will in no way eliminate or modify the effect that any action pursuant to such requirement would otherwise have under this Agreement.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  Section 6.1 Preparation of Proxy Statement.

                  (a) As soon as reasonably practicable after the date of this Agreement, the Company shall file with the SEC the Proxy Statement. The Company will use reasonable best efforts to cause the Proxy Statement to be cleared by the SEC and disseminated to the holders of the Shares, as and to the extent required by applicable federal securities Laws. Subject to Section 5.2, the Proxy Statement will contain the Company Board Recommendation.

                  (b) Parent and Merger Sub will provide for inclusion or incorporation by reference in the Proxy Statement information reasonably requested by the Company. The Company shall promptly furnish the preliminary Proxy Statement and the definitive Proxy Statement, and any amendments or supplements thereto, to Parent and give Parent and its legal counsel a reasonable opportunity to review and comment on such preliminary Proxy Statement, or amendment or supplement thereto, prior to filing with the SEC, and the Company shall consider in good faith all comments of Parent in connection therewith. In addition, the Company will provide Merger Sub and its counsel, in writing, with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and the opportunity to review and comment on such comments.

                  (c) Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented to be filed with the SEC and to be disseminated to the holders of the Shares, in each case, as and to the extent required by applicable federal securities Laws.

                  Section 6.2 Shareholders Meeting.

                  (a) The Company shall, as soon as practicable after the date of this Agreement, in accordance with applicable Law, (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement, (ii) use its reasonable best efforts to obtain the Shareholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting.

                  (b) Parent shall vote, or cause to be voted, all of the Shares then owned by it, Merger Sub or any of its other Subsidiaries and Affiliates in favor of the approval of the Merger and the approval and adoption of this Agreement.

                  Section 6.3 Commercially Reasonable Efforts.

                  (a) Prior to the Closing, Parent, Merger Sub and the Company shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Transactions as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the other parties' conditions to consummating the Transactions, (iii) using commercially reasonable efforts necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) required to be obtained or made by Parent, Merger Sub, the Company or any of their Subsidiaries in connection with the Transactions or the taking of any action contemplated by the Transactions or by this Agreement, (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Additionally, each of Parent and the Company shall use its commercially reasonable efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.

                  (b) Prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to and provide the other parties (or their counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this Agreement of any communication from
(i) any Governmental Entity regarding any of the Transactions or (ii) any Person alleging that the consent of such Person may be required in connection with the Transactions. If any party to this Agreement or any Affiliate of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request. To the extent that transfers of any permits, authorizations or approvals issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the Company shall use its commercially reasonable efforts to effect such transfers.

                  (c) In furtherance and not in limitation of the foregoing, the Company and Parent shall as promptly as practicable, but in any event no later than ten Business Days after the date of this Agreement, file notifications under the HSR Act and to respond, as promptly as practicable, to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond, as promptly as practicable, to all inquiries and requests received from any state Attorney General or other Governmental Entity in connection with antitrust matters.

                  (d) Each of Parent and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Antitrust Laws, each of Parent and the Company shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, Parent and the Company decide that litigation is not in their respective best interests. Each of Parent and the Company shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3(d) shall limit the right of any party hereto to terminate this Agreement pursuant to Section 8.1, so long as such party hereto has, up to the time of termination, complied in all material respects with its obligations under this Section 6.3(d). Notwithstanding anything to the contrary in this Agreement, the parties hereto understand and agree that commercially reasonable efforts of any party hereto shall not require, and no other provision in this Agreement shall be construed as requiring, (i) the entry into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), granting a license, or taking any other action (or otherwise agreeing to do any of the foregoing ) with respect to any of Parent's, the Company's, or the Surviving Corporation's subsidiaries or any of their respective Affiliates' businesses, assets or properties.

                  Section 6.4 Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt notice to Merger Sub and Parent and Merger Sub shall give prompt notice to the Company of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time or any condition to the Merger to be unsatisfied on the Effective Time and (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee, agent or representative of the Company, Merger Sub or Parent as applicable, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.4 or Section 6.3(b) shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.

                  Section 6.5 Access; Confidentiality. Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company agrees to (i) provide Parent and its Representatives, from time to time prior to the earlier of the Effective Time or the termination of this Agreement, such information and access to its offices, properties, employees and books and records (including, without limitation, for the purposes of conducting Phase I or Phase II environmental site assessments or other environmental investigations; provided, Parent shall not conduct Phase II investigations at the Company's facility in Kent, Ohio) with respect to, or access to the offices, properties, books and records of, the Company and its Subsidiaries or their respective businesses, financial condition and operations as Parent shall reasonably request and (ii) instruct its and its Subsidiaries employees, counsel, financial advisors, auditors and other representatives to cooperate with Parent in its investigation. Parent shall, and shall cause Parent's Affiliates and Representatives to hold any non-public information received from the other, directly or indirectly, in accordance with the Confidentiality Agreement. The Company shall and shall cause its Subsidiaries to make available to Parent all written environmental investigations, studies, audits, tests, reviews or other analyses in their possession or control relating to the current or prior business of the Company or any Subsidiary or any property currently or previously owned, leased or operated by the Company or any Subsidiary upon Parent's request for the same.

                  Section 6.6 Publicity. So long as this Agreement is in effect, neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consultation of the other party, except as such party reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, another form of press release may be required by Law or by any listing agreement with a national securities exchange or trading market.

                  Section 6.7 Indemnification; Directors' and Officers'
Insurance.

                  (a) For six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under Ohio Law, indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries and each such individual who served at the request of the Company or its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, based on the fact that such individual is or was serving at the request of the Company or its Subsidiaries and arising out of or pertaining to any action or omission occurring at or before the Effective Time (including the Transactions). The Surviving Corporation shall be entitled to assume the defense of any such claim, action, suit, investigation or proceeding with counsel reasonably satisfactory to the Indemnified Party. If the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues that raise conflicts of interest between the Surviving Corporation, the Indemnified Party may retain separate counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay the fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its consent (which consent shall not be unreasonably withheld or delayed).

                  (b) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers (as defined to mean those persons insured under such policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300 percent of the aggregate annual premiums paid by the Company for such insurance in 2007, through the date of this Agreement on an annualized basis (the "D&O Premium"), but in such case shall purchase as much of such coverage as possible for such amount; and provided, further, however, that at Parent's option in lieu of the foregoing insurance coverage, the Surviving Corporation may purchase "tail" insurance coverage that provides coverage identical in all material respects to the coverage described above and such purchases do not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

                  (c) The Articles of Incorporation and Code of Regulations of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Amended Code of Regulations of the Company, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of any individual who at the Effective Time is a director, officer, employee or agent of the Company or is or previously was serving at the request of the Company or its Subsidiaries as a director, trustee, officer, member, manager, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, pension or other employee benefit plan or other enterprise, unless such modification is required after the Effective Time by law and then only to the minimum extent required by such law.

                  (d) The rights of each Indemnified Party under this Section
6.7 shall be in addition to any rights such individual may have under the Amended Articles of Incorporation and Amended Code of Regulations (or other governing documents) of the Company or any of its Subsidiaries, under Ohio Law or any other applicable Laws or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries provided to Parent prior to the date hereof. The rights of each Indemnified Party under this Section 6.7 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

                  (e) In the event that the Parent or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.7.

                  Section 6.8 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.

                  Section 6.9 Employee Matters.

                  (a) Benefits. From and after the Effective Time and until the first anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation or one of its other Subsidiaries to, maintain in effect Parent Plans which provide benefits which are not less favorable in the aggregate to the benefits provided by the Company Plans other than any Company Plans that are equity compensation plans or arrangements.

                  (b) Eligibility. With respect to any Parent Plan in which any employee of the Company or any of its Subsidiaries first becomes eligible to participate on or after the Effective Time, Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under such Parent Plan, except to the extent such pre-existing conditions, exclusions or waiting periods applied immediately prior thereto under the analogous Company Plan; (ii) provide such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to becoming eligible to participate in such Parent Plan under the analogous Company Plan (to the same extent that such credit was given under such Company Plan) in satisfying any applicable deductible or annual or lifetime maximum out-of-pocket requirements under such Parent Plan; and (iii) recognize all service of such employee with the Company and its Subsidiaries and predecessors (including recognition of all prior service with any entity (including any such Subsidiary prior to its becoming a Subsidiary of the Company) that was recognized by the Company (or any such Subsidiary) prior to the date hereof in the ordinary course of administering its (or such Subsidiary's) employee benefits), for purposes of eligibility to participate in and vesting in benefits under such Parent Plan, to the extent that such service was recognized for such purpose under the analogous Company Plan.

                  (c) Employees Subject to Collective Bargaining.
Notwithstanding anything to the contrary herein, the provisions of this Section
6.9 shall not apply with respect to the terms and conditions of employment or compensation or employee benefits of any employees of the Company, Parent and any of their Subsidiaries who are represented by labor unions or similar collective bargaining entities, which will be governed by the applicable collective bargaining agreements.

                  (d) No Third Party Beneficiaries. This Section 6.9 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Regardless of anything else contained herein, the parties hereto do not intend for this Agreement to amend any Company Plans, Parent Plans or arrangements or create any rights or obligations except between the parties to this Agreement.

                  Section 6.10 Repayment of Indebtedness.

                  (a) On or immediately prior to the Effective Time, the Company shall deliver to Parent copies of payoff letters (subject to delivery of funds as arranged by Parent), in commercially reasonable form, from the administration agent under the Third Amended and Restated Credit Agreement dated as of November 20, 2006 among the Company, the lenders, National City Bank and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, LaSalle Bank National Association, as Documentation Agent and Bank of Montreal, as Administrative Agent and releases for any liens thereunder.

                  (b) Prior to Closing, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, cooperate and take such actions that Parent may reasonably request in connection with (i) the Company's industrial development revenue bonds and/or (ii) the substitution or replacement of the letters of credit related thereto.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

                  Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent and Merger Sub, as the case may be, to the extent permitted by applicable Law:

                  (a) Shareholder Approval. The Merger and this Agreement shall have been adopted by the requisite vote of the holders of the Shares (the "Shareholder Approval").

                  (b) HSR Act. The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (c) No Injunctions or Restraints. No Order or Law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other Governmental Entity, or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger.

                  Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction or waiver by Parent of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in (i) Sections 3.1, 3.2, 3.4, 3.16(f), 3.18, 3.19, 3.20 and 3.21, shall be true and correct as of the date of this agreement and as of the Effective Time as if made at and as of such time and
(ii) Article III, other than those to which clause (i) above applies, shall be true and correct (disregarding for purposes of this Section 7.2(a) any materiality or Material Adverse Effect qualification contained therein) as of the Effective Time as though made at and as of such time (or, if made as of a specific date, at and as of such date), except in the case of this clause (ii) where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (c) Officer's Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

                  (d) There shall not have been instituted or pending any action or proceeding by any Governmental Entity (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or the other Transactions, (ii) seeking to restrain or prohibit Parent's, Merger Sub's or any of Parent's other Affiliates' (x) ability effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent, Merger Sub or any of Parent's other Affiliates following the Effective Time on all matters properly presented to the Company's shareholders or (y) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any portion of the business or assets of the Company and its Subsidiaries or of Parent and its Subsidiaries, (iii) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate any portion of the business or assets of the Company, any of the Company's Subsidiaries, Parent or any of its Subsidiaries or (iv) that otherwise would reasonably be expected to have a Material Adverse Effect.

                  (e) There shall not have occurred or been discovered any change, event, occurrence or development which, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

                  Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to prevent or materially delay the consummation of the Merger.

                  (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or material adverse effect, in all respects) all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (c) Officer's Certificate. Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

                  Section 7.4 Frustration of Closing Conditions. Neither Parent or Merger Sub nor the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligations hereunder if such failure was caused by such party's failure to comply with its obligations to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to
Section 6.3.

                                  ARTICLE VIII

                                   TERMINATION

                  Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any Shareholder Approval):

                  (a) by mutual written consent of Parent, Sub and the Company;

                  (b) by either Parent or the Company if:

                                    (i) the Merger has not been consummated on
                  or before January 31, 2008 (the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; provided further, however, that, if, on the Outside Date, either of the conditions to the Closing set forth in Section 7.1(b) or
                  Section 7.1(c) shall not have been fulfilled but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties hereto, be extended to April 30, 2008, and such date shall become the Outside Date for purposes of this Agreement;

                                    (ii) a Restraint which, in the case of an
                  Order, is final and nonappealable, shall have been issued or come into effect restraining or otherwise prohibiting consummation of the Merger or any of the other Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its commercially reasonable efforts to prevent the entry of such permanent injunction, including by satisfying its obligations under Section 6.3; or

                                    (iii) if the Special Meeting (including any
                  adjournments and postponements thereof) shall have concluded without the Shareholder Approval having been obtained.

                                    (c) by the Company, if prior to receipt of
                  the Shareholder Approval:

                                    (i) the Company Board authorizes the
                  Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Company Superior Proposal, provided, that concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 8.2(b) ; or

                                    (ii) a breach of any representation or
                  warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.3(c) not to be satisfied, and such condition is incapable of being satisfied by the Outside Date.

                  (d) by Parent, if:

                                    (i) (A) the Company Board shall have made an
                  Adverse Recommendation Change or (B) the Company shall have willfully and materially breached (directly or indirectly through any Subsidiary or Representative) Section 5.2 or
                  Section 6.2(a); or

                                    (ii) a breach of any representation or
                  warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.2(c) not to be satisfied, and such condition is incapable of being satisfied by the Outside Date.

                  Section 8.2 Effect of Termination.

                                    (a) If this Agreement is terminated pursuant
                  to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, however, that if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or
                  (ii) failure of either party to perform a covenant hereof, such party shall be liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach; provided, however, further, that the provisions of Section 6.6, this Section 8.2, Article IX (other than Section 9.11) and Article X of this Agreement and the provisions of the Confidentiality Agreement shall survive such termination.

                                    (b) If this Agreement is terminated by
                  Parent pursuant to the provisions of Section 8.1(d)(i) or by the Company pursuant to the provisions of Section 8.1(c)(i) the Company will pay to Parent a fee equal to $15 million (the "Termination Fee") in immediately available funds concurrently with such termination.

                                    (c) If this Agreement is terminated by the
                  Company or Parent pursuant to the provisions of Section 8.1(b)(i)Section 8.1(b)(iii) but (in the case of this Section 8.2(c)) only if (A) prior to the Special Meeting a bona fide Company Takeover Proposal shall have been made to the Company or shall have been made directly to the holders of any class of capital stock of the Company generally or shall have otherwise become publicly known and shall not have been withdrawn prior to the time of the Special Meeting and (B) within 12 months following the date of such termination, (1) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a third party; (2) a third party, directly or indirectly, acquires in one or more related transactions more than 50% of the consolidated assets of the Company; (3) a third party, directly or indirectly, acquires in one or more related transactions more than 50% of the outstanding Shares or voting Securities of one or more of the Company's Subsidiaries whose net revenue, net income or assets, individually or in the aggregate, constitute 50% or more of the consolidated net revenue, net income or assets, as applicable, of the Company; or (4) the Company or any of its Subsidiaries shall have entered into any contract or agreement providing for any of the actions described in any of the immediately preceding clauses (1) through (3) then, in each case, the Company shall pay the Company Termination Fee (less the amount of any Parent Expenses previously paid) to Parent as promptly as reasonably practicable (and in any event within two business days of the applicable event described in clauses
                  (1) through (4) hereof), payable by wire transfer of same day funds.

                                    (d) If this Agreement is terminated by
                  Parent or the Company pursuant to the provisions of Section 8.1(b)(iii) (or could have been terminated under such section) under circumstances in which the Termination Fee is not then payable pursuant to Section 8.2(c), then the Company shall pay as directed by Parent in writing as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor all of Parent's and Merger Sub's actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Parent, Merger Sub and their respective Affiliates on or prior to the termination of this Agreement in connection with the Transactions, which amount shall not be greater than $ 5 million ("Parent Expenses"); provided, that the existence of circumstances which could require the Termination Fee subsequently to become payable pursuant to Section 8.2(c) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.2(d); and provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.2(d) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.2(c) except to the extent indicated in such Section 8.2(c).

                                    (e) If this Agreement is terminated by
                  Parent or the Company pursuant to the second proviso to
                  Section 8.1(b)(i) or, with respect to a Restraint arising under applicable Antitrust Laws, Section 8.1(b)(ii) and at the time of any such termination (i) all of the conditions set forth in Article VII have been satisfied or waived or are then capable of being satisfied except for any of the conditions set forth in Section 7.1(b), Section 7.1(c) (with respect to a Restraint arising under applicable Antitrust Laws), or Section 7.2(e) (with respect to any action or proceeding under applicable Antitrust Laws) and (ii) the Company is not then in breach of its representations, warranties, covenants or agreements under this Agreement, then Parent shall promptly, but in no event later than two business days after the date of such termination, pay the Company a fee of $4 million in immediately available funds to an account designated in writing to Parent by the Company.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  Section 9.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified, waived or supplemented in any and all respects, whether before or after any vote of the shareholders of the Company and Merger Sub contemplated by this Agreement, by written agreement of the parties to this Agreement, by action taken by their respective boards of directors or equivalent governing bodies, at any time prior to the Effective Time with respect to any of the terms contained in this Agreement; provided, however, that after Shareholder Approval, no such amendment, modification or supplement, shall make any change that would require shareholder approval under Ohio Law, without the further approval of the Company's shareholders.

                  Section 9.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

                  Section 9.3 Expenses. Except as otherwise provided herein, all fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the party incurring such fees, costs and expenses. Section 9.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile transmission (which is electronically confirmed), mailed by first class registered or certified mail, postage prepaid or sent by a nationally recognized overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

       (a) if to Parent or Merger Sub, to:

                Thomas & Betts Corporation
                8155 T&B Blvd.
                Memphis, TN  38125
                Attention:       Chairman and CEO
                Telephone No.:     (901) 252-1324
                Facsimile No.:     (901) 252-5249

                with a copy to:

                Thomas & Betts Corporation
                8155 T&B Blvd.
                Memphis, TN  38125
                Attention:       Vice President - General Counsel
                Telephone No.:     (901) 252-1475
                Facsimile No.:     (901) 252-5877

                Davis Polk & Wardwell
                450 Lexington Avenue
                New York, NY 10017
                Attention:       Paul R. Kingsley, Esq.
                                 Michael K. Davis, Esq.
                Telephone No.:     212-450-4000
                Facsimile No.:     212-450-3800

       (b) if to the Company, to:

                The Lamson & Sessions Co.
                25701 Science Park Drive
                Cleveland, Ohio  44122
                Attention:       Michael J. Merriman, Jr.,
                                 Chief Executive Officer
                Telephone No.:     (216) 464-3400
                Facsimile No.:     (216) 464-1455

                with a copy to:

                Jones Day
                901 Lakeside Avenue
                Cleveland, Ohio  44114
                Attention:       Christopher J. Hewitt, Esq.
                Telephone No.:  (216) 586-3939
                Facsimile No.:   (216) 579-0212

                  Section 9.5 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

                  Section 9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the schedules and annexes to this Agreement) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) other than as provided in Section 6.7 is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies under this Agreement.

                  Section 9.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties agree that the court asking such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

                  Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (other than with respect to matters relating to fiduciary duties of the Company Board, the Merger and any other matters governed by Ohio Law, with respect to which Ohio Law shall apply) without giving effect to the principles of conflicts of law of the Laws of the State of Delaware.

                  Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  Section 9.10 Consent to Jurisdiction.

                  (a) Each of the parties hereto (i) irrevocably consents to submit itself to the exclusive personal jurisdiction of the state and federal courts of the State of Delaware (and the appropriate appellate courts therefrom) in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to or based on this Agreement or any of the Transactions in any other court.

                  (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b).

                  Section 9.11 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or an Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

                                   ARTICLE X

                           DEFINITIONS; INTERPRETATION

                  Section 10.1 Cross References. Each of the following terms is defined in the section set forth opposite such term.


         Defined Term                                                                                  Section
         ------------                                                                                  -------

         Adverse Recommendation Change..................................................................5.2(b)
         Agreement....................................................................................Preamble
         Antitrust Laws.................................................................................6.3(d)
         Certificate....................................................................................2.1(a)
         Closing...........................................................................................1.2
         Closing Date......................................................................................1.2
         Code..........................................................................................3.13(c)
         Common Stock.................................................................................Recitals
         Company......................................................................................Preamble
         Company Agreements................................................................................3.3
         Company Board.....................................................................................2.3
         Company Board Recommendation...................................................................3.2(c)
         Company Disclosure Letter........................................................Article III Preamble
         Company Intellectual Property.................................................................3.15(b)
         Company Permits...................................................................................3.8
         Company Plans.................................................................................3.13(a)
         Company Rights Agreement.......................................................................3.4(a)
         Company SEC Documents..........................................................................3.5(a)
         Company Securities.............................................................................3.4(a)
         Confidentiality Agreement........................................................................3.22
         Controlled Group..............................................................................3.13(d)
         D&O Insurance..................................................................................6.7(b)
         D&O Premium....................................................................................6.7(b)
         Dissenting Shares..............................................................................2.4(a)
         Effective Time....................................................................................1.3
         Financial Statements...........................................................................3.5(a)
         Foreign Benefit Plans.........................................................................3.13(j)
         GAAP...........................................................................................3.5(a)
         Governmental Entity...............................................................................3.3
         HSR Act...........................................................................................3.3
         Indemnified Parties............................................................................6.7(a)
         internal controls..............................................................................3.5(c)
         IRS...........................................................................................3.13(b)
         Leased Real Property..........................................................................3.14(b)
         Material Contracts.............................................................................3.9(b)
         Merger............................................................................................1.1
         Merger Consideration...........................................................................2.1(a)
         Merger Sub...................................................................................Preamble
         Multiemployer Plan............................................................................3.13(a)


         Options........................................................................................2.3(a)
         Outside Date................................................................................8.1(b)(i)
         Owned Real Property...........................................................................3.14(a)
         Parent.......................................................................................Preamble
         Parent Affiliates.................................................................................4.4
         Parent Expense........................................................................Section 8.2(d)
         Paying Agent...................................................................................2.2(a)
         Payment Fund...................................................................................2.2(a)
         Preference Stock...............................................................................3.4(a)
         Preferred Stock................................................................................3.4(a)
         Proxy Statement..................................................................................3.10
         Representatives................................................................................5.2(a)
         Restraints.....................................................................................7.1(c)
         Restricted Share...............................................................................2.3(b)
         SAR............................................................................................2.3(a)
         Securities Act.................................................................................3.5(a)
         Shareholder Approval..........................................................................7.1(a)
         Shares.......................................................................................Recitals
         Special Meeting................................................................................6.2(a)
         Surviving Corporation.............................................................................1.1
         Termination Fee................................................................................8.2(b)
         Transactions...................................................................................2.2(a)
         Uncertificated Share...........................................................................2.1(a)

     Section 10.2......Certain Terms Defined. The following terms shall have the meanings set forth below for purposes of this Agreement:

     "Acceptable Confidentiality Agreement" means a confidentiality agreement with terms (including, for the avoidance of doubt, a standstill provision) no less favorable to the Company than those contained in the Confidentiality Agreement.

     "Action" means any claim, action, arbitration, suit, proceeding or investigation by or before any Governmental Entity or arbitrator.

     "Affiliates" has the meaning set forth in Rule 12b-2 of the Exchange Act.

     "Business Day" means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or executive Order to close.

     "Company Superior Proposal" means a bona fide unsolicited written Company Takeover Proposal (which definition shall be read, for this purpose, without the word "inquiry"), for at least a majority of the outstanding Shares or 50% or more of the consolidated assets of the Company and for which the financing, if a cash transaction (whether in whole or in part) is then fully committed, that the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor and taking into account all legal, financial and regulatory and other aspects of the Company Takeover Proposal (including, among other things, any termination fees, expense reimbursement and conditions to closing), the person making the Company Takeover Proposal and all relevant material terms of such Company Takeover Proposal, this Agreement (including any changes to this Agreement proposed by Parent in response to a Company Takeover Proposal), is more favorable from a financial point of view to the shareholders of the Company than the Merger and the other transactions contemplated by this Agreement

     "Company Takeover Proposal" means (i) any inquiry, proposal or offer for a merger, consolidation, share exchange, reorganization, recapitalization, liquidation, dissolution business combination or other similar transaction involving the Company or any of its Subsidiaries (in the case of its Subsidiaries, only to the extent such subsidiaries represent more than 20% of the consolidated assets of the Company), (ii) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the outstanding Common Stock or other voting securities of the Company, (iii) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, assets of the Company or its Subsidiaries representing more than 20% of the consolidated assets of the Company, in each case, other than the transactions contemplated by this Agreement, or (iv) any inquiry, proposal or offer in relation to any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party's beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company.

     "Encumbrance" means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind.

     "Environmental Laws" means all Laws, permits or agreements with any Person relating to the environment, including the ambient air, soil, surface water or groundwater, relating to the effect of the environment on human health or relating to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

     "Environmental Permits" means all permits, licenses, registrations, franchises, certificates, approvals and other authorizations required under applicable Environmental Laws.

     "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended

     "Indebtedness" of any Person means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business of business and payable in accordance with customary practices), (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations under financing leases, (d) all obligations in respect of acceptances issued or created, (e) all liabilities secured by any lien on any property and (f) all guarantee obligations.

     "Intellectual Property" means United States or foreign intellectual property, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, logos, trade names, corporate names, Internet domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, (iv) inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, (v) computer software (including databases and related documentation), (vi) moral and economic rights of authors and inventors, (vii) publicity rights and privacy rights and (viii) all other proprietary rights whether now known or hereafter recognized in any jurisdiction.

     "IT Assets" means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

     "Knowledge" means (i) with respect to Parent, the actual knowledge, after reasonable inquiry, of the executive officers of Parent and (ii) with respect to the Company, the actual knowledge, after reasonable inquiry of the following executive officers of the Company: Michael J. Merriman, Jr., James J. Abel, Lori
L. Spencer, Donald A. Gutierrez, Norman E. Sutterer, Carl O. Brondel, Eileen E. Clancy, Andrew J. Patterson and James A. Rajecki.

     "Law" means any federal, state, local, provincial, municipal or foreign law (including common law), statute, code, ordinance, decree, order, judgment, treaty, requirement, injunction, judicial decisions, regulation, rule or other similar requirement of any Governmental Entity.

     "Material Adverse Effect" means a material adverse effect on (i) the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (other than to the extent resulting from (A) general changes in the industries in which the Company and its Subsidiaries operate, (B) changes in general legal, regulatory, political, business, economic, financial or securities market conditions in the United States or elsewhere (including fluctuations, in and of themselves, in the price of the Shares (it being understood that any fact, development, event, circumstance or change underlying such fluctuations may constitute or contribute to a Material Adverse Effect)), (C) changes that can be shown to be proximately caused by the negotiation, execution or the announcement of this Agreement, or the consummation of any Transaction (including the Merger), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, or employees, (D) acts of war, insurrection, sabotage or terrorism, (E) changes in GAAP or the accounting rules or regulations of the SEC, (F) the effect of incurring out-of-pocket expenses in connection with negotiating, entering into, performing or consummating the Transactions or (G) the failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that any fact, development, event, circumstance or change underlying such failure may constitute or contribute to a Material Adverse Effect), so long as, in the case of clauses (A), (B), (D), or (E), the effects on the Company and its Subsidiaries is not disproportionate to that on other companies in the industries in which the Company and its Subsidiaries operate) or (ii) the ability of the Company to timely perform its obligations under this Agreement or consummate the Transactions.

     "Materials of Environmental Concern" means any pollutant, contaminant, waste or chemical or any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") and the federal Resource Conservation and Recovery Act, each, as amended, including, without limitation, asbestos and asbestos-containing materials.

     "Ohio Law" means the Ohio General Corporation Law.

     "Order" means any order, judgment, ruling, determination, injunction, assessment, award, decree, writ or other similar requirement of any Governmental Entity.

     "Parent Plan" means each "employee benefit plan" (within the meaning of Section 3(3) of ERISA but excluding any Multiemployer Plan) and each other material director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, compensation, severance or employment agreement, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity-based plan, and bonus or other incentive compensation or salary continuation plan or policy contributed to, sponsored or maintained by Parent or Merger Sub or, after the Effective Time, the Surviving Corporation.

     "Permitted Encumbrances" means: (i) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company that are not yet due and payable or that are being contested in good faith by appropriate proceedings, (ii) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business, (iii) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations, (iv) mechanics', carriers', workers', repairers' and similar Encumbrances imposed upon the Company arising or incurred in the ordinary course of business, (v) Encumbrances that relate to zoning, entitlement and other land use and environmental Laws, (vi) other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property, (vii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site, (viii) any Laws affecting any Site, (ix) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, (x) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway; provided, however, that in the case of clauses (i) through (v), appropriate reserves for the matters referred to in said clauses as required pursuant to GAAP have been established on the most recent financial statements included in the Company SEC Documents; and provided, further, that in the case of clauses (v) through (x), none of the matters referred to in said clauses, individually or in the aggregate, materially adversely affect the continued use or occupancy of the property to which they relate in the conduct of the business currently conducted thereon, (xi) as to any Leased Real Property, any Encumbrance affecting the interest of the lessor thereof, and (xii) any matters disclosed in reports delivered or made available to Parent by the Company prior to the date of this Agreement.

     "Person" means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

     "Related Party" means (A) any director or officer of the Company or any of its Subsidiaries, (B) any record or beneficial owner of 5% or more of the voting securities of the Company or (C) any Affiliate, "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director, officer or owner.

     "SEC" means the United States Securities and Exchange Commission.

     "Site" means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.

     "Stock Plans" means, collectively, the Company's 1988 Incentive Equity Performance Plan (as amended and restated as of February 26, 1998 and as amended as of January 1, 2000 and as of October 19, 2000), 1998 Incentive Equity Plan (as amended and restated as of April 30, 2004), 1998 Incentive Equity Plan (as amended and restated as of April 28, 2006), Nonemployee Directors Stock Option Plan (as amended and restated as of July 19, 2001), Deferred Compensation Plan for Non-Employee Directors (as amended and restated as of April 30, 2004), Deferred Compensation Plan for Executive Officers (as amended and restated as of October 18, 2001) and Nonqualified Deferred Compensation Plan (Post-2004) (as amended as of February 15, 2007).

     "Subsidiary" means, with respect to any party, any foreign or domestic corporation or other organization, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of such party's Subsidiaries, or by such party and one or more of its Subsidiaries.

     "Tax" or "Taxes" means all federal, state, local and foreign taxes, payments due under any applicable abandoned property, escheat, or similar Laws and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

     "Tax Return" or "Tax Returns" means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return related to Taxes.

                  Section 10.3......Other Definitional and Interpretative
Provisions. The words "hereof," "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," whether or not they are in fact followed by those words or words of like import. The phrases "the date of this Agreement," "the date hereof" and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                         [Signatures on Following Page.]

                  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    THOMAS & BETTS CORPORATION


                                    By:
                                        ----------------------------------------
                                        Name:
                                                 -------------------------------
                                        Title:
                                                 -------------------------------



                                    T&B ACQUISITION II CORP.


                                    By:
                                        ----------------------------------------
                                        Name:
                                                 -------------------------------
                                        Title:
                                                 -------------------------------



                                    THE LAMSON & SESSIONS CO.

                                    By:
                                        ----------------------------------------
                                        Name:
                                                 -------------------------------
                                        Title:
                                                 -------------------------------